Exhibit 99.1

NCO GROUP, INC.
THIRD QUARTER 2004
EARNINGS RELEASE CONFERENCE CALL
NOVEMBER 2, 2004, 10:00 A.M. ET

Operator:	Good morning. My name is Kristy and I will be your conference facilitator today. At this time I would like to welcome everyone to the NCO Group third quarter earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

Your speaker for today’s call will be Mr. Michael Barrist, Chairman and CEO, and Steven Winokur, Chief Financial Officer.

Michael Barrist:	Thank you and thank you everyone for joining NCO Group’s conference call for the third quarter of 2004.

The statements in this conference call and in our press release issued yesterday other than historical fact are forward-looking statements as defined under federal securities laws. Actual results might differ materially from these projections in the forward-looking statements. Factors that might cause actual results to differ materially are disclosed in the Company’s earnings press release issued yesterday and the Company’s SEC filings including its most recent Form 10-K, a copy of which may be obtained from the Company without charge.

The Company disclaims any intent or obligation to publicly update or revise and forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics.

First, I’ll review the operational highlights of the quarter for each of the divisions including the status of the RMH integration, our views on the current operating environment, and the implications of the recently passed enabling legislation for the IRS opportunity. Finally, I will update guidance for the remainder of the year. After my prepared remarks Steven Winokur, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results. We will then open up for questions and answers.

During the third quarter, I’m pleased to report that NCO met its operating objectives with earnings per diluted share of $0.39 compared to $0.39 for the same period last year. These results are within the previously disclosed guidance range of between $0.38 to $0.42 per share. We met our operating objectives in the face of continued turbulent consumer spending patterns and a difficult foreign currency climate. We will cover both these issues in detail in a few moments.

Before we review each of our segments, I’d like to spend a few moments discussing our views in the current operating environment.

As we have discussed in prior calls, historically as consumer payment patterns improve, companies like NCO benefit both from incremental revenue opportunities from existing business and from lower collection cost due to increased liquidity. At the beginning of 2004 we assumed that we would not benefit from improvements in the economy during the current year. Despite ever improving economic data and optimistic forecasts in the first half of the year, we did not experience any material changes to our expected yield or the amount we collect from a given amount of business. We actually experienced a mild deterioration in our yields towards the end of the second quarter.

We expected this trend to be temporary as the third quarter began tracking on target. We remained optimistic that the constant stream of improving economic data would translate into a more stable operating environment for the balance of the year. Unfortunately as we moved further into the second half of the year, we encountered continued deterioration of payment patterns primarily in the lower balance accounts, which we believe is primarily related to weak consumer discretionary spending. As many of the retailers have speculated, higher than anticipated fuel prices in conjunction with the general uncertainty related to the election has caused the consumer to proceed cautiously.

While this trend did cause the ARM North America business to operate below expectations, it had minimal effect on our Portfolio business which operated above expectations for the entire quarter. As we’ll discuss later, our CRM business and our International business operated as expected for the quarter and CRM business was slightly accretive to earnings.

As we move into the fourth quarter, we continue to see similar reductions in yield in our ARM North America business. We continue to carefully monitor our variable costs in order to minimize the affects of these changes on net income and we expect that after the election consumer confidence and the resultant consumer payment patterns will stabilize.

While the third quarter presented a challenging environment, we do continue to see the strength of our best-in-class brand recognition. We are pleased that our business model of operating several different business units within multiple geographies has helped us to meet our objectives in an environment where most BPO providers are not able to maintain, let alone stabilize, earnings.

Effective July 1, 2004, we reorganized our ARM business to realign the segments with our future growth initiatives. The Canadian ARM operations were combined with the U.S. ARM operations to create the ARM North America segment. The U.K. ARM operation remains in ARM International. The segments now consist of ARM North America, ARM International, CRM, and Portfolio Management.

I’ll spend a few moments reviewing each of our segments beginning with ARM North America – our largest segment.

During the quarter, ARM North America’s operating results were below expectations. As I stated earlier, we believe that weaker than expected consumer payment patterns primarily in our higher volume, low balance business units were caused by political uncertainty and higher than expected fuel cost. While collections and the resultant revenue fell below expectations, we continue to effectively manage our variable expenses to assure that we minimize the effect of the revenue deviations and ultimate profitability within this division. This ongoing process of managing expenses to our revenue was partially offset by continued weakening of the U.S. dollar against the Canadian dollar. We will monitor these issues carefully as we enter the fourth quarter of 2004 and beyond.

While we’re optimistic that consumer behavior will stabilize somewhat after the election, fuel costs continue to rise and there is continuing pressure on the U.S. dollar. Accordingly we expect the current weak operating environment for this division to continue for the balance of the year.

From a growth perspective, the legacy ARM U.S. division continued to focus on business from new clients as well as expanding opportunities from existing clients. Despite a longer sales cycle for larger clients, our new enterprise sales team experienced some level of success in opening new doors during the quarter. However, we believe that opportunities with new clients lie behind opportunities with existing clients primarily as a result of the overall business climate and the reaction of credit granting businesses to the same changes in consumer payment patterns seen at NCO. As we enter the remainder of the year, this division is focused on careful execution of its business plan.

During the quarter labor cost in this division, which shows the cost of an average employee in the company over time, decreased from last quarter. The decrease was attributable to the ongoing integration and rationalization of staff as well as further deployment of NCO personnel in Canada, India, and Barbados.

During the quarter, our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, decreased from last quarter, which would be expected due to normally high collections in the second quarter. However, the third quarter was still higher than all of last year which is a good sign. This means that we have seen a slight reduction in how much labor it takes to drive a given amount of revenue.

Revenue per CTE, or calculated time equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, decreased slightly compared to last quarter as to be expected due to seasonality and the collection environment. It was approximately $6,274, $6,146, and $5,858 per month in July, August, and September, respectively, keeping in mind that September is a shorter month.

As I previously discussed, our operating model dynamically manages expenses taking into consideration current revenue trends and seasonality, cutting expenses where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions. We also continue to utilize our size to leverage our vendor relationships to ensure that we maintain the most cost-effective structure in the industry.

These initiatives, in conjunction with foreign labor initiatives that I’ll discuss in a moment, provide the ability to aggressively pursue incremental client opportunities and allow us to continue to win the new business opportunities we need to fulfill our growth expectations.

Additionally, they allow us to effectively deal with the pressures of clients pushing for improved collections despite the fact that consumers are struggling to feel the effects of an economic recovery that they hear about on the news but cannot feel due to fuel cost and election uncertainty.

There’s been very encouraging developments surrounding the IRS opportunity. On October 11, 2004, the Senate approved the enabling legislation that allows the Internal Revenue Service to outsource collections to private collection agencies. Since both the House and the Senate had approved the legislation on, October 20, the bill was sent to the President for signature. The President signed the bill into law on October 22, 2004.

Although these developments are promising, an amendment attached to a pending appropriations bill by Congresswoman Capito, the Republican from West Virginia, is designed to prevent funding of the IRS outsourcing project and is of some concern. It is our ultimate belief that this will not be an issue and Congress’ intent to permit the use of private collection agencies will be met. We intend to use all of our effort to pursue this opportunity and, if successful, we believe it could affect us as early as the third quarter of 2005.

During the quarter, we continued the deployment of our foreign labor strategy. As we discussed often, our client’s most cost effective and efficient access to labor and expertise with consolidated results from multiple locations in and outside the United States is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry. The NCO network allows our clients to access labor in Canada, India, the Philippines, and Barbados via one contract and one point of contact.

During the quarter, we expanded the collection of domestic bad debt contingency accounts in India and Barbados, as well as in Canada. We continue to assess the affect of this initiative but are expecting it to provide a more cost effective payroll structure for NCO as we move into the future. At the close of the quarter, we had approximately 480 seats in India, 1,420 seats in Canada and 100 seats in Barbados working on U.S. business. To date we have not deployed any administrative seats in those countries but intend to do so in the near future with the goal of utilizing the foreign seats 24 hours a day.

Additionally, we intend to increase our seats in India to 750, our seats in Barbados to 250, both by mid 2005, and we intend to launch our first receivables management initiative in the Philippines during early 2005.

While providing cost effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that has been underway for many years. Since the introduction of predictive dialing systems, companies engaged in call center operations have leveraged technology to reduce the amount of labor required to service our clients.

While this is an ongoing evolution, during the second quarter we began a multi-departmental project that will review all of NCO’s current operational technology, as well as new and developing technologies in the marketplace. Over time, this group will assure that we are properly leveraging all available technology in order to reduce labor requirements, improve profitability, and ultimately create competitive advantage in our market.

During the third quarter, we completed a test of outbound IVR technology, which we are utilizing to effect collection of lower yield and higher volume accounts without the necessity of human participation. The preliminary results of these tests are very promising and we intend to expand this product rollout during the upcoming several quarters.

During the quarter, ARM International’s operations were very slightly below expectation due to several delays in client placements. These matters have been stabilized and we expect performance to move back towards budgeted expectations between now and the end of the year.

Additionally during the quarter, we reviewed several international acquisition opportunities with a focus on potentially expanding our presence in the UK while establishing a presence in the Australasian market.

During the quarter, NCO portfolio exceeded its operating objectives in portfolio purchases, collections, revenue, and profit. Strong collections in newer portfolios coupled with improvements in the collections of several older and impaired portfolios led to higher revenue, lower than expected impairments, and stronger than expected profits. This trend is expected to continue into the fourth quarter.

During the third quarter, our average tenure of collectors for the purchase portfolio segment was 2.1 years and our average collections per collector was $32,613 per month.

While excess funds in the market continue to create pricing pressure during the quarter, NCO Portfolio was able to deploy approximately $32.7 million, including $14.4 million of borrowings made under the Cargill financing arrangement. Given the difficult collections climate and greater competition in the purchase portfolio arena, we are extremely pleased with our deployment in the market during the first nine months of this year.

As we move into the remainder of the year, we are carefully evaluating all buying opportunities and focusing substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena and the private pay sector of healthcare where the markets are less developed and there’s less competition.

During the quarter, the percentage of NCO Portfolio’s revenue to collections continued to improve although it remains below historical levels as older portfolios continue to transition to a greater percentage of collections allocated to amortization of purchase price and a lower percentage of revenue recognition. This trend is to be expected and will continue to improve as we are able to operate in a more favorable purchase environment for extended period of time since the ratio of newer portfolios to older portfolios improves.

During the quarter, NCO Portfolio incurred only $47,000 of impairment charges on several older portfolios. Impairments primarily affect portfolios that were purchased prior to the downturn in the economy. As we discussed in prior calls, portfolios that become impaired go into a cost recovery mode, whereby all collections we receive are applied to the remaining carrying value on our books.

Additionally during the quarter, NCO Portfolio continued to experience better than expected performance on several larger finance portfolios. Because of the profit sharing relationship we have with our lender, this better-than-expected performance shows up as increased revenue but also as increased interest expense associated with lender participation during the quarter.

Over the past year and a half, we have spent considerable time and resources reevaluating our client base and market opportunities to be sure that our business plans moving forward are properly aligned with our client needs so we can maximize our growth and profitability, and consequently return more value to our shareholders.

One of the first critical steps in accomplishing this objective was the formation of our CRM segment through the acquisition of RMH Teleservices. The combination of NCO and RMH creates one of the largest and most robust service platforms in the BPO market.

As a standalone company, RMH had been through a series of transitions that were started several years ago to move the company from a pure play in outbound marketing to provide a customer relationship management. Put more simply, RMH has successfully made the transition of providing pure outbound marketing to providing an appropriate balanced blend of inbound CRM services and outbound marketing services. The end result was a company with excellent customer relationships and opportunities, and an expense structure and operating model that was never properly realigned to meet current business needs.

Since the time of the acquisition, we have spent considerable resources transitioning RMH to the NCO operating model. During the quarter, our CRM division operated as expected and was slightly accretive to our earnings. The revenue in this segment was lower than our original budget due to the previously disclosed loss of certain business opportunities in the telecom space. I’ll review those changes in a moment.

Additionally during the quarter, the Canadian dollar continued to increase in value as compared to the U.S. dollar. While we had certain currency hedges in place during the quarter, this trend reduced our earnings for the overall Company by approximately $0.01 during the quarter coming from the CRM division. Had we not had the currency hedges in place the effect would have been approximately $0.03.

During the third quarter, we began to see the benefit of our business development activities in the form of substantial new business sales. These new client opportunities will be ramping up during the latter part of the year and should help this division in meeting its objectives for fiscal year 2005. During the quarter, this division had approximately 3,400 seats in Canada and 400 seats in the Philippines to deliver service to U.S. CRM clients. These numbers are reduced from last quarter due to planned closure of facilities in Canada and the reduction in volume from the telecom sector changes.

To date, the integration of RMH is substantially complete. Each client relationship has been solidified where appropriate and, in the case of one client activity we will discuss in a few moments, we exited the relationship.

An extensive rationalization of expenses and staffing resulted in some substantial reductions in expense with better than expected results. We have closed several redundant facilities, and all administrative and technology functions, including IT, Human Resources, Payroll, Compliance and Accounting, have been integrated into the NCO shared services platform. NCO sales personnel began to formally offer our extended service offerings to our existing and new client relationships, and have begun the process of filling the sales pipeline with new business opportunities.

The end result is that during the third quarter our newly formed CRM division is up and running and is contributing to our growth prospects for 2005 and beyond.

During our last call we informed you of a recent federal court ruling overturning an FCC pro-competition ruling. Under the new ruling the local telephone companies can increase wholesale rates charged to long distance carriers as early as November 2004. This change caused two of the division telecom clients to change their view of marketing to consumers, and in the case of one client to exit the consumer space entirely. This change to the telecom space affects two clients in the CRM division.

One client was operating at a loss and was scheduled for exit as part of our integration plan for RMH. The exit of this client marketing relationship had the effect of lowering revenue but will have little effect on profitability. The second client will continue to utilize our services in other areas. However, the exit of this client from our marketing relationship will result in a loss of revenue and profitability.

Based on the changes in the business relationships and the telecom ruling we just discussed, we currently anticipate the RMH business to produce between $200 and $225 million of revenue per annum with profitability in line with the ARM business by the first quarter of next year. However, for the remainder for this year we still expect this acquisition to be neutral to earnings as previously reported.

During the quarter, we continued to improve our balance sheet through strong collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. This focus during the quarter resulted in repayment of debt on our senior credit facility during the quarter of approximately $31 million while still being able to internally fund the cash required to substantially complete the restructuring of RMH and the purchase commitments of NCO Portfolio.

In previous quarterly calls we informed investors that we had substantially completed a financial systems review that would result in a reengineering of some of our financial areas, and that we had selected SAP as our core financial enterprise resource planning application. Additionally, we informed investors that much of the up-front implementation process will be done in 2004 and that these costs are not all capital expenses. The implementation cost of SAP is already assumed in the guidance previously provided for 2004.

It is important to note that in addition to the analytical benefits we will derive from this endeavor, we truly believe this will create a competitive advantage in how we will interact with our clients in the future. The deployment of SAP will take place during 2005 and will result in substantial improvements in our ability to manage our business and change how we interface with and report to our clients. It will also add to NCO’s ability to move forward as a leading provider of BPO services.

Another step in the process of transitioning into the BPO marketplace is the re-branding of NCO as a global provider of BPO services. The rollout of our new marketing materials and the formal launch of our enterprise sales team, which focuses on the Fortune 1000 companies, are all part of this process of expanding our service offerings.

During the quarter, we continued to make progress towards completion of all required work under Section 404 of Sarbanes-Oxley. To date, we have substantially completed management’s review of our internal controls and I am pleased to report that, to date, we have not detected any material weaknesses in our controls. We currently do not anticipate any issue with the timely completion of all requirements of Section 404. However, as many of you are aware, the requirements of 404 continue to be subject to clarification and reinterpretation.

Accordingly, out of caution, we will be scheduling the release of our fourth quarter results tentatively for February 28, 2005, to coincide with the final reporting requirements of 404. In the event we are able to complete everything prior to that date, we will move the date forward. We caution investors not to read anything into this decision about our fourth quarter results. This is only being done out of caution since it’s always easier to move reporting dates forward than it would be to move them back.

In addition to the required initiatives under Sarbanes-Oxley, we have implemented many changes in our corporate governance at all levels of the organization, which we believe will strengthen our Company and help assure that our business continues to operate in the most ethical manner and for the benefit of our shareholders. We suggest that our investors read our Proxy Statement in order to gain a complete understanding of the changes we have made at NCO.

As we move into the final quarter of the year and have better visibility of that quarter, we are in a better position to refine our final guidance. It is our current view that during the fourth quarter we’ll continue to see our ARM North America business operate below targets and we’ll see continued over-performance within the Portfolio Management business. CRM and International segments should perform as originally expected.

With that said, the one difference that will exist in the final quarter of this year is it will not benefit from the same amount of hedge protection on foreign currency that we during the third quarter. Since current economic data indicates that the U.S. dollar may continue to weaken, we currently believe that our fourth quarter results may be at the lower end of the guidance range of $0.38 to $0.42.

I’ll now turn the call over to Steve Winokur for a financial review of the quarter.

Steven Winokur:	Thanks Michael.

As we run through the numbers I want to make sure that everyone understands that effective July 1, 2004, we’ve reorganized our business segments to allow for the anticipated expansion of the Company’s international footprint. The Canadian ARM business previously reported in ARM International has been combined with ARM U.S. and this division has been renamed ARM North America. The United Kingdom subsidiary continues to operate as ARM International. The information that we’ve discussed shortly will reflect this reorganization.

Revenue for the third quarter of 2004 was $246 million. This represents an increase of $57.4 million or 30.4 percent from the third quarter of last year and a decrease of $9.2 million or 3.6 percent from last quarter.

CRM represented $52.8 million of the increase over the third quarter of last year and $6.7 million of the decrease from last quarter. The decrease in CRM revenue from last quarter was primarily the result of the previously announced loss of business from two legacy RMH telecom clients. The loss of business was attributable to the client’s decision to pull out of the consumer long-distance business. Their decisions stemmed from regulators recently announced decision to side with regional companies over rates that clients and other competitors pay to rent the local lines. Excluding the effects of CRM revenue increased $4.6 million or 2.5 percent over the third quarter of last year and decreased $2.6 million or 1.3 percent from last quarter.

Breaking down the revenue components.

ARM North America produced $179.8 million this quarter compared to $178.8 million last year and $185 million last quarter. This represents an increase of 0.6 percent over the third quarter of last year and a decrease of 2.8 percent from last quarter reflecting our usual fall off from the second quarter seasonality, which was amplified by a deterioration of consumer payment patterns. ARM North America included revenue of $16.1 million from services performed for Portfolio Management during the third quarter of this year compared to $12.3 million last year and $16.6 million last quarter.

A portion of the increase in ARM North America’s revenue over the third quarter of last year was also attributable to a long-term collection contract with one of our clients. This year in the third quarter we did not defer any revenue and were able to earn $3 million of post settlement bonuses and recoveries. This compares to $680,000 earned in the third quarter of 2003.

Just for clarification, the $3 million represents bonuses and recoveries actually earned and recognized in this quarter rather than those deferred in one quarter and recognized in another quarter. The revenues earned from bonuses and recoveries are in addition to the regular fees earned as a result of collection activities.

NCO Portfolio Management produced $26.3 million of revenue this quarter compared to $18.8 million for the same quarter last year and $24.1 million last quarter. This represents a 39.7 percent increase over the same quarter last year and a 9.1 percent increase over the last quarter.

Collections during the third quarter were $46.9 million compared to $36.7 million for the same quarter last year and $46.6 million last quarter. Collections this quarter did include $5.8 million in sales of portfolios. There was $787,000 in sales of portfolios during the third quarter last year and $4.2 million of sales last quarter. The additional cash collected as a result of these sales increased revenue this quarter by a small amount with the bulk of the proceeds going to amortize the original purchase price of the portfolios.

Portfolio collections, including collections from sales of the portfolios, are allocated between revenue and amortization of the purchase price. During the third quarter of 2004, 56 percent of collections were recognized as revenue. The remaining 44 percent went to amortize the carrying value of the acquired portfolios. For the same period last year 51 percent of collections went toward revenue and for the last quarter 52 percent of collections went towards revenue. As Michael explained, these changes in the percentage of collections recognized as revenue were directly attributable to the mix of old and new portfolios and the expected portfolio performance over time.

The ARM International segment represented $3.3 million of revenue compared to $3.4 million last year and $3.5 million last quarter. This represents a 3.9 percent decrease over the same period last year and a 4.9 percent decrease from last quarter. ARM International included revenue of $99,000 from services performed for Portfolio Management during the third quarter of this year compared to $104,000 last year and $97,000 last quarter. The decreases from last year to last quarter were partially offset by fluctuation in the foreign exchange rates.

Moving on to expenses.

On an overall basis, payroll related expenses increased as a percentage of revenue to 50.9 percent as compared to 46.6 percent last year and decreased as compared to 52 percent last quarter. The increase compared to last year was primarily attributable to the acquisition of RMH. The CRM business has a different expense structure than the ARM business. The bulk of the expenses in the CRM business are payroll and related expenses.

In the ARM and Portfolio divisions, payroll and related expenses as a percentage of revenue decreased for the third quarter of 2004. This decrease was primarily attributable to the continuing increase in the use of near-shore and offshore staffing solutions and the continued diligence in keeping the expansion of support staff to a minimum. A portion of the decrease in payroll and related expenses as a percentage of revenue was also attributable to the additional revenue reported from the long-term collection contract, which does not have any incremental costs associated with the incremental revenue.

Selling, general and administrative expenses decreased as a percentage of revenue from 37.4 percent for the third quarter of last year to 34.4 percent for the current quarter. This is up from 32.8 percent last quarter. Again, the decrease was primarily attributable to the CRM division’s expense structure.

In the ARM and Portfolio divisions selling, general, and administrative expenses as a percentage of revenue increased as compared to the same period in prior year and last quarter. The increase was primarily due to the increased usage of outside attorneys and other third party service providers.

SG&A included $103,000 of portfolio impairments this quarter, including $56,000 from the international portfolios. We take an impairment charge on portfolios where the future cash flows are not expected to recover the current carrying value in order to bring the two in line with each other.

The combined carrying value of the impaired portfolios was $4.7 million, or 3.3 percent of NCO Group’s total portfolios as of September 30, 2004. This is compared to $8.9 million or 6.3 percent for the third quarter of 2003 and $4.9 million or 3.8 percent last quarter. The decrease reflects the collections on those files that were allocated totally to amortization with no portion of the collections being recognized as revenue. The dramatic improvement in the impaired portfolios is attributable to better than expected collections on these older portfolios and adjustments to the fair value of these files in connection with the acquisition of the minority interest of NCPM. Once the impaired portfolio costs are recovered, 100 percent of the collections will be recognized as revenue.

The effective tax rate for the third quarter of 2004 was 36.4 percent compared to 37.9 percent for the same period last year and 38.6 percent last quarter. The tax rate was slightly lower this quarter due to the positive effects from several concluded IRS audits. While the bulk of the audit adjustments were either timing differences or were attributable to goodwill, approximately $341,000 was recognized as a current period reduction of income tax expense. We expect the effective tax rate for the next quarter and overall for 2004 to be approximately 38 to 39 percent.

Net income for the third quarter of 2004 was $13.3 million or $0.39 per share on a diluted basis, as compared to net income for the third quarter of 2003 of $10.7 million or $0.39 per share and net income of $14.4 million or $0.43 per share last quarter.

The RMH acquisition was slightly accretive during the third quarter and slightly dilutive year to date. We still expect RMH to be neutral to NCO’s earnings for 2004.

Lastly some notes on financial condition.

At September 30, 2004, the company had $35.4 million of cash and equivalents. During the quarter, $32.7 million of new portfolios were acquired by Portfolio Management with a face value of $788 million. Capital expenditures in the third quarter were $6.8 million, or 2.8 percent of revenue for the quarter. During the quarter, our accounts receivable days were at 47 compared to 46 days outstanding for the third quarter of last year and 44 days last quarter. Cash flows from operations for the quarter were in excess of $20 million.

I’d like to walk you through some of our financing activity this quarter.

During the quarter, NCO made overall loan repayments of $31 million against our revolving credit facility. At quarter end, NCO had a total of $79 million outstanding on our term loan and $47 million currently available on the revolver.

NCO Portfolio has a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio borrowed $14.4 million under this arrangement during the quarter not including residual interest and made $7.5 million of repayments during the third quarter. As of September 30, 2004, the total amount outstanding under the Cargill facility was $22.8 million, including the market value of Cargill’s residual interest.

Now I’ll turn things back to Michael.

Michael Barrist:	Great. Thank you Steven.

Operator can we open up for calls now please – for our questions now please rather?

Operator:	At this time I would like to remind everyone in order to ask a question press star then the number one on your telephone keypad.

Your first question comes from Steven Weber with SG Cowen.

Steven Weber:	Yes – good morning, a couple of things.

Number one, can you give us some feel for what you think the old contract assumption is that is embedded in your guidance for Q4? And could you just refresh us on just how much that contributed last year in the fourth quarter and whether, you know, because it seems to me there’s a negative swing year to year rather than a positive swing as you incurred in Q3.

Michael Barrist:	Yes, I mean, Steve, I don’t remember what the number was last fourth quarter…

Steven Winokur:	No.

Michael Barrist:	…but it was a big number whereas this fourth quarter – there was a contract amendment last fourth quarter that resulted in a big adjustment…

Steven Winokur:	Yes.

Michael Barrist:	…to that contract that hit income. This fourth quarter we should see consistent results with the third quarter relative to the amount that will be included in our income for this quarter, so approximately the same $3 million.

Steven Weber:	Okay. Secondly, earlier in the year you guys gave us some feel for the cost of SAP. Could you tell us what that looked like year to date, what is fourth quarter, and how – maybe how that swings in ’05?

Steven Winokur:	I can tell you that basically we have spent much less than we expected in 2004 only because with Sarbanes-Oxley we decided not to turn everything on on October 1 as we expected. Everything is ready to go but we’ve delayed that until January to make sure that we can do all the Sarbanes work that’s needed to confirm and verify that everything is working properly.

In terms of cost we expect to have about $0.04 to $0.05 in this year and we will have another $0.05 to $0.06 in next year.

Michael Barrist:	Okay so basically less spent this year than anticipated, a little more to spend next year than anticipated. But please keep in mind that this is counteracted in ’04 by professional fees well above budget related to all the reworking that had to be done in 404 because of changes that came through half way through the process.

So, from this year’s budget perspective I would tell you that SAP and professional fees kind of wash. We will have a little more than expected for next year but not materially more, and again everything’s ready to go. We just have not hit the go button just because we would need to re-do a lot of our work on Sarbanes-Oxley and we don’t want to do anything that’s going to delay that process.

Steven Weber:	That’s very helpful. Do you think the savings next year from SAP will more than offset the cost that you have of implementation?

Steven Winokur:	I will tell you on a pure basis the answer is not completely but there are so many benefits that you can’t really put into dollars relative to time savings and better information, faster information, that ultimately the answer is yes.

Michael Barrist:	I mean, one of the things to consider is, at the beginning of this year we would have told you that ’05 would have probably a $0.02 to $0.03 net effect meaning the cost of finishing SAP, the cost of running SAP, less things that you can write on a piece of paper for example, reductions in the cost of using outside payroll services. We did not want to enter this process putting a lot of assumptions on a piece of paper that we can operate. For example that we can operate the finance department with 10 percent less people because we’ll have SAP. Because how do you even figure that out? So as of right now, the $0.05 to $0.06 is the number that we’re going to build into the budget net of known cost savings.

Intuitively as a businessperson I will tell you, there will be lots of opportunities to save money and further reengineer this business and get it back. But I did not want to build into the budget more than the things that we could actually specifically put on a piece of paper and know that we were going to get those official savings during the year.

Steve Weber:	Great. Just to make sure I’m doing this – so incrementally next year maybe there’s a penny or two negative from the pure cost but you pick up some savings. Is that a good way to think of it?

Steven Winokur:	Incrementally from what we would have originally expected – yes.

Steve Weber:	Okay. Thank you.

Operator:	Your next question comes from Joe Chumbler with Stephens Incorporated.

Joe Chumbler:	Hi – good morning.

Steven Winokur:	Morning.

Joe Chumbler:	I’m wondering about the relationship between the ARM business and the NCO Purchasing. Maybe historically does the deterioration in liquidation rates in ARM suggest that charged off sales activity will increase over the next few months or quarters?

Michael Barrist:	Historically, every time you go through one of these realignments and you have to determine whether they’re temporary or permanent and I’m not convinced by the way that this is permanent. I think part of what we’re seeing here, as I said, is just what the retailers are seeing and that just consumers are nervous and fuel costs are driving it. But if there were a permanent downturn in collectability, yes charge-off activity would rise and the use of outsourcing would rise and potentially portfolio sales.

The good news is even if this is just a transient event, we do usually see some type of spike primarily in our early stage delinquency management business as clients basically need more resources to keep things from moving forward to charge-off. And you also will see some increased sales activity as opposed to service activities because our clients ultimately are trying to work to a budget.

So for example, if this downturn is felt across the board, which again it’s mostly in the smaller balance, high volume accounts where many of the credit card companies have anecdotally told us that they’re applying more resources just to be preventive, some times you do see incremental sales activity just because clients need to sell a little extra to offset any other deviations in their model.

Joe Chumbler:	Okay that’s helpful and then just how do you prioritize your use of cash over the next 12 months?

Steven Winokur:	Well, it’s obviously something given the fact that we are very, very close to being out of the senior debt business in the near-term and with the covenant coming due in early 2006 one of the things we have spent considerable time talking about as a company is what’s next? I think in the near-term, meaning three to four quarters, our goal needs to be to basically eliminate the senior facility or pay it down – keep the line in place and we are currently looking at incremental financing alternatives to properly position us going forward.

Once we are in a position where we’re accumulating cash on the balance sheet as opposed to paying down debt then decisions are going to have to be made as to what happens with the convertible debt? Is the convertible debt in the money, out of the money, all complicated decisions that we need to prepare ourselves for and be positioned for. But quite frankly, we may not be in a position to actually make a decision until we get six, nine months down the road.

So at this point, we’re basically focusing on paying down debt because we know that’s the right choice. From there, we will work on what our financing will be going forward to make sure we’re properly positioned to pay the convertible debt if in fact it’s out of the money and also to make sure that we have adequate capital resources for acquisitions as needed.

Joe Chumbler:	All right. Thank you.

Operator:	Your next question comes from David Scharf with JMP Securities.

David Scharf:	Hey and good morning.

Michael can you talk a little bit more about placement trends? I wasn’t quite sure what you were implying about, you know, what some of your larger clients are doing with respect to either working their paper a little more in-house or whether the, you know, sort of top of the credit cycle with such low charge-off rates are resulting in a smaller supply? You know, are the pressures in the ARM business strictly on the liquidation side or is there some shortfall in the placement side as well?

Michael Barrist:	I think that there’s three things going on here and I’ll walk through each of the three. One of them really has not had a lot of effect on us.

One issue that’s going on is certainly reduction in volume does affect the amount of supply going out the door. We have not felt much of that. We haven’t had any clients that have said, gee whiz we’re cutting your business 20 percent because we don’t have enough volume. I think that’s partially because many of our clients have skinnied down internal operations, are in the middle of a transition out the door of business and trying to be as variablized as possible. So certainly there might be some reduction in the overall amount that’s incrementally going out the door. We have not necessarily felt that yet.

The fact that the collection environment is difficult right now and while it’s primarily in the smaller balance, higher volume, it is important to us because obviously it’s affecting our P&L. Our clients intuitively are feeling it but quite frankly I think what you have here is an issue with the number one thing that is going to affect us going forward which is basically where the clients feel they are in their budget cycle.

In other words, clients right now are inclined to outsource more and to grow their outsource relationship, variablize their cost structure. The fact that collections are difficult in the near-term would make that process move faster and would be helpful to NCO. The only thing we are seeing right now with all of our clients is they are sitting there doing their budgets and finalizing their budgets for next year and they’re trying to understand the affect of this.

So what I would tell you is new business opportunities right now are better in existing clients, a little slower than I would like them because of caution, but I don’t really see this overall process hurting us. And my gut is that if we continue any further down this path of high fuel cost and uncertainty and choppiness in how the consumer behaves that you’re going to see some of those numbers go the other way of clients and that will ultimately be some type of opportunity for us.

David Scharf:	Got you.

Michael Barrist:	And again David, one other thing to keep in mind is this whole issue of short-term issues at the clients relative to how much money they can collect and how they work against their budget we have seen in past does drive the amount of volume of business being sold because they do have some old paper that they have some discretion over the timing of how they sell that. So from time to time we do see that, so certainly if there’s any short-term deviations the industry could benefit from it. It doesn’t necessarily mean we’ll get those buy opportunities but certainly the industry could benefit from it.

David Scharf:	Sure, sure.

Switching to the margin outlook, you may be coming under some pressure in the ARM business. It might be temporary to hear you describe it but, clearly, relative to the 2001, 2002, timeframe, by most measures the economy and the consumer are better off than they were two, three years ago. It looks like the margins in the ARM – both the North America and International ARM business combined are at or below even what we saw on those economic trough periods. Should we be rethinking about what sort of the secular trends are and the reliance on legal outsourcing in the SG&A line in particular, because it really seemed to be as high as we’ve ever seen it.

Michael Barrist:	Right. Well two things going on there. One, obviously the add-on to the CRM business skews those numbers a little but within the legacy ARM business I agree with you. I mean the cost structure has been different and the things we need to do and the types of services we need to sell our clients have shifted some of those costs.

Quite frankly I think one of the most common questions we get is when are we going back to the margins we saw three years ago, and they’re very cautious that I don’t know that we are.

The margin question is that basically the bottom line is – the number one thing I think affecting it is the economy. And the number two thing is the fact that we’re growing a lot slower than we were historically and as we all know when you’re growing revenue if you’re a half way decent manager it’s kind of difficult to grow expenses as fast as revenue. So you end up in a situation where you pretty much have best-in-class margins and both those pressures have affected us David.

I don’t know sitting here today where margins will ultimately land but I will tell you that we continue to focus on ways to improve those margins and counteract some of what we’re seeing.

The number one thing if you look through our portfolio, we can’t give investors full access to every piece of accounting information here. But one of the things that if you peeled away some of these currency effects that have happened in the business – in the ARM business, they’re real numbers, you would see the margin looks a little better than anticipated. And one of the things we’re reevaluating in-house quite frankly is how do we allocate costs amongst the different subsidiaries to make sure that everybody’s paying their fair share. But the bottom line is what we need to do here is continue to focus on how to use technology to cut people out of the equation and that’s not to say we’re going to go lay off 2,000 people.

We need to be able to grow without adding any people for leverage and we need to grow revenue. And they’re the top two things on our list of things we have to do to improve margins and make them better than they are today although I would agree with you I don’t think we’re going to ever see the kind of margins in the pure service business that we saw at that point in time.

David Scharf:	Okay and, lastly looking at your seats in India, you know, slightly over 400 now to 750 by middle of next year. Is it still predominately almost all first party work? I know you were doing some contingency business out there. Curious to see what kind of your experience has been so far on the third party side in India in terms of efficiencies and whether there’s some, you know, more margin opportunity on that front?

Michael Barrist:	You know the honeymoon’s over with India for everybody in our industry. You know the reality is India’s a good place to do business and India has a great cost structure but I think it’s finally has sunk into everybody’s head now, they’ve kind of sorted through all the lies and different things that Indian vendors have told the marketplace, that India is just like Cleveland, Ohio in that you’re going to have high turnover because call center jobs are difficult.

Is India a success for our company and for our industry? The answer is yes. It is still primarily first party, although we keep growing the third party piece of the business there and I would make a prediction for you that in two to three years what you’re going to see is more third party there than first party because what we are seeing is clients change their mind about where they want first party work pretty quickly and the clients are getting very frustrated with the turnover. That’s not to say the performance isn’t good and the economics aren’t good because they are, but I think they have in their minds that the turnover should be lower in India. And the competition is great and there’s lots of turnover, which quite frankly we’ve said all along to clients.

We have, as you know, a little different perspective because we’re a U.S. company wrapped around an Indian opportunity as opposed to an Indian company marketing directly in the marketplace. But, I think you’re going to continue to see transition where the numbers go more and more in favor of third party outsourcing. And the more interesting thing is that we are very shortly going to be spinning up first party in the Philippines and first party in Barbados as well as growing some bad debt business in the Philippines which I think is going to be very, very interesting as to those results there. And again – but the reality is Barbados has relatively low turnover. The Philippines has pretty high turnover as well.

David Scharf:	Okay.

Michael Barrist:	So, it works more third party business over time is my prediction and more technology to eliminate the need for bodies because I think that’s ultimately one of the key things that we need to keep developing. And we’ll be in multiple locations and clients will move work around depending on the flavor of the week.

David Scharf:	Okay and lastly along those lines, I mean, obviously your clients are constantly exerting, you know, pricing pressure on you and requiring you to shift bodies offshore. Is there any material change in just the rate of fee compression, you know, in the first party business over the last couple of quarters or is it just sort of the same steady, you know, annual percentage decline?

Michael Barrist:	You know we went through, a year ago and then six months ago, we went through some compressions and pieces of business with certain clients. We have a, with a couple of our larger clients, somewhat of a unique relationship in that we have the opportunity to kind of sit with them and talk through what do you need and where are you going and what can we trade for? But the reality is that what big clients do in today’s crazy world of how people do business is they focus on cutting costs and offshore, lower dollars, higher percentages. The bottom line is in the past we have done okay through these transitions in that we have gained more business.

And I’ll give you an example, there was a large client that came to us and pressured us about nine months ago relative to Canadian rates on some segments of business where the profits were pretty decent. When you look at it in terms of the whole business you never want to bleed some revenue but when you look at it in terms of a client relationship or a specific piece of business there probably was some room in there and they were right to look at that piece. But they understood our issues and were able to roll it around and get some incremental volume and move more stuff out of the U.S. and transition more stuff so that it ended up as net gain for the company.

The big fear from the beginning of this quite frankly has been we did not want to let the move offshore cannibalize the existing U.S. business and we have stayed very focused on trying to stay ahead of this curve. I can’t tell you it never cannibalizes, but net, net, net, I think we’ve landed a lot better place than most of our competitors in that we’ve kind of migrated through this process with minimal cannibalization and doing it with incremental opportunities.

David as long as we’re in this business I can promise you every quarter, I’ll be in my office looking at a spreadsheet and finding out what a client’s trying to pressure us about what. And that’s our job as managers to work through those things and try and make them net gains for the shareholders. It’s no different than what we do to our vendors and, it’s no different than the crazy world we live in today. It’s how everybody does business.

So yes it’s going on. It always goes on. It’s never been a real bad issue for us, we’ve been able to work through it. But I don’t want to sit here and think things are stable because yesterday I heard of another client that wants – they were looking at one product and we bid it and, we go back to the table with them and say, here’s what we can do and here’s what we want for it. So it’s a never-ending process and as I said we’ve always ended up to the good on it but it’s a tough process.

David Scharf:	Right but doesn’t sound like there’s a material change in what you typically experience?

Michael Barrist:	You know there’s not going to be a change in the flow of clients wanting faster, better, you’ve heard me use that line a million times in the eight or nine years – every client wants everything faster, better, and cheaper and that is never going to change as long as any of us live.

David Scharf:	Right. Okay. Thank you Michael.

Michael Barrist:	Sure.

Operator:	Your next question comes from Lilia Kozicky with Suntrust Robinson.

Lilia Kozicky:	Good morning – Lilia Kozicky, Suntrust Robinson Humphrey.

Michael Barrist:	Hi.

Lilia Kozicky:	Could you talk a little bit more about your services division with RMH, your new business pipeline, how do you see that going forward and are you seeing any benefit from cross-selling and greater use of your sales team from your existing business? And how are you – well first of all let’s answer that one first.

Michael Barrist:	The current pipeline of things that are either – I’ll say either sold or at least we have a verbal commitment to move consists of I believe six opportunities. Two are new clients that we’ll be spinning up during the fourth quarter starting relatively small. These clients typically do 50 seats or so. The other four are existing customer opportunities – one of them is from an ARM client.

So we’ve got a little bit of everything going on here. We have some new business coming in the door. We have a couple new opportunities from existing legacy RMH CRM clients which I think is great news showing that the clients are stabilized and happy with the performance. And the most important piece of that is an existing ARM client that has given us a verbal commitment to start spinning up some seats in the CRM world during the fourth quarter.

So we have a little bit of everything going on there and we are constructing our budget for next year in that division, quite frankly conservatively, trying to come up with a budget that we know we can meet with some steady growth and keeping focused on operating that business at a reasonable profit, which many of the people who are pure plays in that business are just growing revenue but they’re not making any money which doesn’t make a whole lot of sense to us right now in the world we’re in today.

What was the second question you had?

Lilia Kozicky:	Well basically what type of visibility do you have on your guidance – your revenue guidance for the CRM business for next year? And are these new projects that you’re working on in the pipe are they included in this guidance and how much of this would be represented in a loss of the business from the clients whose projects you discontinued this year?

Michael Barrist:	Well of the two clients that discontinued, one is already done and one is – actually the other one I think finished October 31. So we have not given obviously guidance yet for 2005 but basically in that business, much like components of our ARM business, we have reasonably good visibility as far as doing the model of what we’re going to make given on what the clients commit to us verbally. No client will commit in writing through the end of 2005 as to what kind of seats they are going to generate for us. But because there’s a limited number of clients this year and much like our early stage delinquency management in the ARM world we can build a pretty tight budget as to what type of revenue we should generate and what kind of profitability.

As far as what’s going to be embedded in that guidance when we provide guidance is we will embed in that guidance things that are sold, things that are known, and a small amount of stuff where we have at least verbal commitments so that we know specifically what we’re going to get. Unlike the ARM business where you can build in a certain amount of new business based on history we don’t have a long enough history in our world on CRM to say we’re going to sell X percent more new revenue per year. We have to assume that we’ll sell something new and we have to assume that they’ll be some unknown bad guys in there too. So we’ll stick with for the first year out just kind of the news as we know it and try and be a little more conservative.

Lilia Kozicky:	Okay and my last question is regarding your acquisition pipeline and the current challenges in the debt purchasing environment what kind of return do you look for in your decision making process in allocating and determining whether you’ll be purchasing more debt or – relative to making acquisitions?

Steven Winokur:	A couple pieces to that. One is, and its kind of a weird situation to be in over the last two years, cash has not been a constraining factor in our business. We run our business based on looking at business opportunities and in business units. So right now we are spending a comfortable level of cash in the Portfolio business and as we move into next year we will set a budget for next year and we’ll share some of that information with you when we provide guidance as to how much we intend to spend.

As most people know, and I think you’ve worked us kind of with for a while, is we’re pretty structured when it comes to how we buy portfolios and how we fund portfolios. There’s a certain amount of money we want to spend. It’s not to say that if a great opportunity came along that was more we wouldn’t look at it but we’re pretty careful about how we grow and what we do.

So I don’t think anything that’s going to happen in the Portfolio business in 2005 or beyond is going to change our view of whether or not a potential acquisition opportunity is the right acquisition opportunity for NCO. It shouldn’t. We should have the right financial management and the right financial discipline to keep those two issues separate because one’s operational – it’s capital based but it’s an operational issue.

As far as what return we look for in an acquisition it’s kind of a complicated view because the acquisitions we’re looking at today have been a little more strategic in nature, certainly you can look on a little piece of paper and say they need to be accretive to investors. But when you look for specific return on equity and other things certainly we want them to be able to operate consistent with the legacy business but we’re also going to take a deeper view as to what is the strategic value.

And I’ll give you an example, we would like to open in the Australian marketplace whether that’s on a small acquisition or we open something greenfield there because we believe that that is a good home market for us. But more importantly, we believe it’s going to be a stepping stone to the whole offshore Asian market which will be a great market for us over five years, that decision is not going to be made purely on a formulated basis. There’s going to be some other discussion points as to what’s the best long-term strategic move for the company?

So you’ll get some – when we give guidance for the year 2005, we will give you some flavor on what the spend budget is going to be for Portfolio but that should not affect the acquisition pipeline. The acquisition pipeline, we’ve bought and integrated so many businesses, we’ve made many mistakes and fixed them, we’re very, very cautious about that and we look at it on economics and we look at it on strategy and each one is a little different in how we view them.

Lilia Kozicky:	Great. Thank you.

Operator:	Your next question comes from Brant Sakakeeny with Deutsche Bank.

Adrianne Colby:	Hi this is Adrianne Colby for Brant Sakakeeny.

Could you just briefly go over what some of your key assumptions are underlying the low end of guidance versus the high end?

Michael Barrist:	Well certainly we’re – there’s two major factors.

One is we’re looking at the continuation of some difficult environment in North America ARM being offset by continued over-performance in Portfolio. And the other issue is like many companies who have offshore operations, we hedge or buy forwards in currency which really – and we’re not in the currency trading business so we don’t make speculative bets but basically what that allows you to do is stay one to two quarters ahead of your currency changes so you can plan for them.

So we have a pretty good feel as to what the currency footprint’s going to be for us in the fourth quarter because of hedges that were put in place in prior months. But again, given that the third quarter was protected by hedges bought earlier in the year, we know that we’re going to slip a little more relative to the effect it will have on earnings in the fourth quarter. So that is baked into these numbers as well so that is the reason why right now we are tracking in our mind to the lower end of the range but still within the range.

Operator:	Your next question comes from Louis Corrigan with Kingsford Capital.

Louis Corrigan:	Hi. I had a question about the IRS opportunity. I think that, you know, a lot of people are very excited about this but given the current political environment I just wonder if the IRS can actually outsource collections to a company that primarily has offshore collections operations? And if that became an issue what could you do in order to win that business?

Michael Barrist:	Well there are two pieces to that question and one is we have always been very cautious as a company to give clients specific guidance just because it’s a dangerous place to go.

For example, and this is public information, we just won a renewal with the Department of Education contract which is something we’ve had for a long period of time but we tend not to put a lot of press releases out.

We have tried not to in any way, shape, or form provide any hype around the IRS opportunity for two reasons.

One is it wasn’t passed yet – the enabling legislation. Although we’re comfortable the IRS truly wants to go down this path, they need approval to do that. And number two, it is a highly politicized issue because, for example if you look at the genesis of this Capitol amendment, because she’s from West Virginia where the IRS has a big processing center and she’s concerned that they’re going to lose jobs.

Now the reality is what the IRS would like to do and it’s all part and parcel of their modernization plan, is they would like to outsource incremental jobs to collect taxes that are not even being touched by the current process.

It is my best guess that that process will move forward although I can’t draw a circle around it on a piece of paper or a budget and say, here is specifically what the opportunity’s going to be to NCO.

As far as if you look at our operations, yes we make use of offshore labor to support U.S. clients but the reality is I still think the – I don’t know the exact number but the majority of our U.S. business is still conducted in the U.S.

And what the federal government will most likely do, and I haven’t seen the bid yet, is what they’ve done on other contracts and what most of states and local governments do is they say, you may not outsource any of this business or do any work related to this contract in a foreign country. Some of the states actually mandate that you do the work within their state, which is a whole other business issue we work through. But the reality is I don’t per se think that having foreign operations is going to preclude us in any way from getting the contract.

I do expect though that this work will need to be done, as I think you would want to because the type of labor you’re going to need to do this is going to be a little more sophisticated of labor. It’s not going to be low-end, early out type work for a credit card company. You need a little higher level of person. So I don’t think that’s really an issue. But I would say your thinking is correct that I wouldn’t have a celebration right now as to this opportunity until we get real clarity on whether or not the change in administration means a change in their view on this process and then ultimately what is the opportunity because we don’t know that yet.

Louis Corrigan:	Right.

Michael Barrist:	We would need to build our business plan assuming that opportunity doesn’t exist which quite frankly is how we run this business day to day.

Louis Corrigan:	Yes, just a quick follow-up on that. Assuming it played out the way you’re expecting does that mean that that business potentially would be lower margin than your current collections business simply because it would be based primarily in the US?

Michael Barrist:	No, I’d say the price would have to be accounted for in the basis of clients pay more to have work done in the U.S. We price all our business the same as do our competitors. I would assume that it would be consistent margin business.

Now I don’t know what the bid environment will be. We will certainly be aggressive in our bid because we want the business. But quite frankly we should be able to have good pricing for the government based on our cost structure and our scale and the fact that it’s incremental to us – as good or better pricing than anyone else in the business. But I will tell you right now if we can’t make good margin – a reasonable margin on it, we won’t do the work. I mean, we’re not in the business of doing revenue with no margin.

Louis Corrigan:	Great. Thanks very much.

Michael Barrist:	Sure.

Operator:	Your next question comes from John Angrast with Buffalo Funds.

John Angrast:	Hi. This is John with the Buffalo Funds.

Can you talk just for a second about what you’re seeing in the pricing trends in the paper purchasing market?

Michael Barrist:	Sure, basically the portfolio purchase market has had a trend over the last four to six quarters – the pricing moved up slightly. I think it’s a combination of a few things.

One is more competition with money in the market. I mean it’s still a relatively high return for invested dollar with minimal risk if it’s done properly.

And the other piece of it is just a maturing of the market. People are smarter, they bought from clients for long periods of time, clients are smart and know that you’re making good money from them, and as your risk goes down your reward naturally has to go down somewhat with it.

We have certainly adjusted some of our pricing models because you have to compete in the current market and that’s affected us and we’ve offset some of that by trimming up how we service and costing of servicing and getting the foreign labor initiatives up and running so ultimately we can move more and more servicing offshore.

We’ve also addressed that by trying to dig deeper with client relationships and find older portfolios which historically are more profitable as well as new markets in commercial or healthcare. But overall the trend is that pricing has moved up. I think it’s been counteracted by people being smarter about the business and also about the economy tracking a little better relative to things bought now and collected now are consistent.

In other words, they’ve been bought since the economy readjusted at pricing, since the economy readjusted and collected in there, as opposed to the older portfolios that had been bought in a better economy and collected in a lower economy. So the returns, net, net, net probably aren’t all that different at least from our perspective.

John Angrast:	Can you point to any particular competitor that’s been bidding up prices or is it really just the – is it really more the sellers are just smarter and are commanding higher prices?

Michael Barrist:	Well it’s a combination of the two, and yes I could point to a competitor that’s bidding up prices but I will not.

John Angrast:	Okay.

Michael Barrist:	That would not be a good thing to do.

John Angrast:	Thank you.

Michael Barrist:	Sure.

Operator:	You do have a follow-up from David Scharf with JMP Security.

David Scharf:	Hi Michael.

Just curious, your comment that the challenges in liquidations in the past quarter have been primarily on low balance accounts, reflecting on previous cycles, even going back a few years, has that ever served as a forward indicator one way or the other? I mean typically when a slowdown hits is it usually in these low balance accounts? I’m thinking of somebody that’s not willing or able to pay a $60 phone bill as opposed to a $3000 Visa balance, there are probably different implications in it.

Michael Barrist:	You know as I told you a couple quarters ago my crystal ball days are kind of over. But intuitively when consumers are nervous it affects things, small payments, things – one call closes, commitments as I would call them which is, will I write $100 check to NCO for a phone bill? It is not as bad in the large balance files but that’s also the place where we’ve been maturing and focusing a lot more technology. It’s also an area where people are on payment arrangements and quite frankly it’s also an area where the mortgage market while it’s not as good as it was continues to be very, very strong for refinance.

So the answer is, that’s where it’s hitting us primarily right now but I don’t think that’s an indicator of anything and I’m not prepared to throw in the towel and say the economy’s going down again. I think there’s too many short-term things that are happening right now that are affecting people’s psyche. And you see talking this at the retailers. I mean, we’ve seen a couple ups and downs so I’m not prepared to do that yet. I think that we just kind of ride out this quarter and see where it takes us to see, I mean, for all we know if there’s a clear winner one way or the other in the election today things could start getting better in days. So oil futures I think last night were down a little weren’t they so I don’t know.

David Scharf:	Perfect. Thanks.

Operator:	You do have a follow-up from Steven Weber with SG Cowan.

Steven Weber:	Yes. Could you just tell us what the capital expenditures have been year to date, what – and what you expect for ’04? And is there a big bump up with this SAP deployment in ’05?

Steven Winokur:	The answer is that to date this year we have spent $21.3 million. Much of the initial design of the SAP systems is not capitalized. It just gets expensed as it’s incurred.

Going forward we continue to say that we expect the expenditures to be somewhere between 4 percent and 5 percent but we’ve really been running much less than that. We budget based on that to allow for, as Michael has been talking about, new technologies that come out but I would say, that 4 percent is probably a good area to focus on for next year.

Michael Barrist:	And when we provide guidance for next year that’s one of the areas we will be focusing on to really look at cap ex and because for the last few years we’ve guided people higher than where it’s been. So we’re taking a little closer look at that to make sure that we bring that down to the proper level of guidance.

Steven Weber:	Thank you.

Operator:	You do have a follow-up from Lilia Kozicky with Suntrust Robinson.

Lilia Kozicky:	Yes just two follow-up questions.

First of all can you comment a bit on your long-term collections contract and the $3 million bonus that you saw this quarter is this something that perhaps we can potentially see continuing into ’04 and, I mean, in fourth quarter? And is this something that will continue into ’05 or is that – or at that point will that portion of the contract be complete?

Michael Barrist:	Okay in ’04 for the fourth quarter you should see a consistent amount of incremental bonus or recoupment on this contract. And yes it will continue into ’05 and beyond however much like a normal collection curve in the Portfolio business it will tail off as time goes on. So yes it will have an impact on ’05 numbers but we will budget that accordingly but it will continue to go down.

Now the third settlement of the contract for the final year happens in May of ’05 and depending on how that settles it could interrupt that cash flow for a few months. We don’t know that yet but we will build all that into our model as we provide guidance for next year. And again we saw that this year, I think we had minimal bonus in the second quarter because the second batch of accounts settled and there was a slight interruption at cash flow and then it resumed in June.

Lilia Kozicky:	Okay and the second question, can you comment a bit on trends that you’re seeing among different verticals in terms of liquidation rates?

Michael Barrist:	Yes I can quickly comment on that.

Healthcare, the liquidation has been fairly consistent but the market continues to be difficult. There’s consumer litigation going on against many of the hospital chains relative to how they bill indigent patients and how they treat and apply discounts and make discounts available to private pay patients. That has changed the litigation landscape in the healthcare sectors for what accounts we can use litigation as a form of collection because the clients are changing some of their internal practices so that’s been kind of a factor there although liquidation has remained fairly steady there. We’ve seen some deterioration especially in the low balance side.

The commercial business-to-business space has been pretty consistent from a liquidation perspective. The biggest place is within the consumer business that we’ve seen the downfall of yields and it’s primarily in the lower balance stuff, telecom, utilities, and lower balance and miscellaneous consumer paper has really been where we’ve seen most yield change as of this quarter.

Lilia Kozicky:	Okay great. Thank you.

Michael Barrist:	Sure.

Operator:	There are no further questions at this time.

Michael Barrist:	Great. Thank you. Thank you Operator.

Since you have no other questions I want to thank everyone for participating today. If you have more questions please feel free to call Brian Callahan or myself or Steve Winokur, and we’ll be happy to try to answer your questions within the bounds of Regulation FD. Thank you.

Operator:	Thank you participating in today’s conference.

END